EXHIBIT 99.1

[LOGO OF ADVANCED MEDICAL OPTICS]

FOR RELEASE

Advanced Medical Optics, Inc.

Investor Contact:	Vince Scullin

(714) 247-8344

investors@amo-inc.com

Media Contact:	Pilar Barrigas

(714) 247-8351

pilar.barrigas@amo-inc.com

ADVANCED MEDICAL OPTICS EXCEEDS SECOND QUARTER 2003 REVENUE

AND EARNINGS PER SHARE GUIDANCE

•    Revenues Grow 10.5 Percent

•    Company Completes Recapitalization

•    Company Increases 2003 Full Year Guidance

(SANTA ANA, CA), July 30, 2003 – Advanced Medical Optics, Inc. (AMO) [NYSE: AVO], a global leader in ophthalmic surgical devices and eye care products, today announced its financial results for the quarter ending June 27, 2003. For the second quarter of 2003, AMO reported net revenue of $152.1 million, an increase of 10.5 percent over revenue in the second quarter of 2002. The Company also reported net income of $4.4 million and earnings per share of $0.15. These results include an after-tax charge of $2.3 million associated with the recapitalization. On a pro forma basis, AMO’s net income for the second quarter was $6.7 million, or $0.22 per share, versus $5.9 million, or $0.20 per share, for the second quarter of 2002.

The Company is providing its financial information in two formats, GAAP and pro forma, in order to provide investors with additional information following the spin-off from Allergan and the recapitalization.

After reviewing the positive performance of the first year, AMO is updating its guidance for the second half and full year 2003. For the full year 2003, the Company anticipates revenue in the range of $570-$580 million and pro forma earnings per share in the range of $0.76-$0.78. For the second half, the Company expects to generate pro forma EPS of $0.54-$0.56, with approximately 60 percent of that estimated to occur in the fourth quarter. As the Company has

- more -

AMO 2003 Second Quarter Operating Results – Page 2

previously indicated, this distribution is in line with its objective of improving the consistency of quarterly results.

Jim Mazzo, AMO’s president and CEO, stated, “One year after the spin, the results have been both exciting and productive. Our increased focus has resulted in solid revenue growth in both businesses, strong earnings performance and meaningful cash generation. We are pleased with our second quarter operating performance and the attainment of important strategic milestones — the restructuring of our balance sheet, and the announced decision to purchase a manufacturing facility in Spain, adding to our eye care production capabilities.”

In the second quarter of 2003, net revenue was $152.1 million compared to net revenue of $137.7 million in the second quarter of 2002, an increase of 10.5 percent. The increase in net revenue was attributable to the positive revenue gains in AMO’s eye care business and the steady performance of its surgical business. Excluding the impact of currency, revenue grew 1.0 percent. For the second quarter of 2003, revenue for the eye care business was $73.8 million compared to revenue of $66.8 million for the second quarter of 2002, a 10.6 percent increase. Excluding the effects of currency, the eye care business grew 0.6 percent. For the second quarter of 2003, revenue for the ophthalmic surgical business was $78.3 million compared to $70.9 million in the second quarter of 2002, an increase of 10.4 percent. Excluding the impact of currency, the surgical business grew 1.3 percent.

For the first six months of 2003, net revenue was $283.3 million compared to net revenue of $251.7 million for the first six months of 2002, an increase of 12.6 percent. The net revenue increase was primarily attributable to the positive revenue gains in the eye care business and continued growth of the surgical business. Excluding the impact of currency, revenue grew 2.6 percent. For the first six months of 2003, eye care revenue was $137.5 million compared to $123.4 million for the first six months of 2002, an 11.4 percent increase. Excluding the effects of currency, eye care revenues grew 1.0 percent. For the first six months of 2003, ophthalmic surgical revenue was $145.8 million compared to $128.3 million for the first six months of 2002, a 13.6 percent increase. Excluding the effects of currency, surgical revenues grew 4.1 percent.

Reported net income in the second quarter of 2003 was $4.4 million versus reported net income of $6.6 million in the second quarter of 2002. Reported earnings per share for the second quarter of 2003 were $0.15 versus earnings per share of $0.23 for the second quarter of 2002. On a pro forma basis, AMO’s net income for the second quarter was $6.7 million, or $0.22 per share, versus $5.9 million, or $0.20 per share, for the second quarter of 2002.

Reported net income for the first six months of 2003 was $4.3 million, or $0.14 per share, versus reported net income of $11.3 million, or $0.39 per share, for the first six months of 2002. On a pro forma basis, net income for the first six months of 2003 was $6.8 million, or $0.23 per share, versus $2.3 million, or $0.08 per share, for the first six months of 2002.

In June, AMO initiated a recapitalization plan comprised of several elements. First, the Company successfully amended its senior credit facility by retiring the $100 million term loan and increasing the revolving credit facility to $100 million from $35 million. Second, the Company completed a $140 million convertible senior subordinated note offering. Third, the Company launched and completed in July a tender offer for $115 million of its 9¼ percent senior subordinated notes. This recapitalization allows AMO to accomplish several strategic objectives including: increasing the Company’s operational and financial flexibility; reducing the cost of capital; eliminating most debt amortization and increasing free cash flow; and reducing

- more -

AMO 2003 Second Quarter Operating Results – Page 3

most interest rate risk. It also provides the Company with the opportunity to lower its effective tax rate.

In addition, the Company announced that it has reached an agreement with Alcon CUSI, S.A., a subsidiary of Alcon, Inc., to purchase an existing manufacturing facility in Madrid, Spain. AMO will pay approximately $22 million for the facility, which will manufacture AMO eye care products, including its COMPLETE® branded product line. The purchase of this facility will allow AMO to meet its manufacturing objectives and take advantage of the existing skilled workforce and efficient manufacturing processes. The transaction is subject to customary closing conditions and is expected to close in early November.

Financial Highlights

AMO reported gross profit of $95.4 million for the second quarter of 2003, compared to $84.3 million for the second quarter of 2002, an increase of 13.3 percent. In the second quarter of 2003, reported gross margin was 62.7 percent of net revenue versus 61.2 percent in the second quarter of 2002. On a pro forma basis, the gross profit for the second quarter of 2002 was $85.1 million, or 61.8 percent of net revenue. The gross profit improvement for the quarter was attributable to several factors including the continued success of the Sensar®and Clariflex® intraocular lenses and growth in the COMPLETE® branded line of eye care solutions.

For the first six months of 2003, AMO reported gross profit of $176.6 million compared to reported gross profit of $154.0 million for the first six months of 2002, an increase of 14.7 percent. In the first six months of 2003, reported gross margin was 62.3 percent of net revenue versus 61.2 percent of net revenue in the first six months of 2002. On a pro forma basis, the gross profit for the first six months of 2002 was $153.1 million or 60.8 percent of net revenue.

For the second quarter of 2003, SG&A expenses were $69.9 million compared to $59.6 million for the second quarter of 2002, or 45.9 percent of net revenue in 2003 versus 43.3 percent of net revenue in 2002. On a pro forma basis, SG&A expenses for the second quarter of 2002 were $62.5 million, or 45.4 percent of net revenue.

For the first six months of 2003, SG&A expenses were $137.5 million compared to $113.8 million in the first six months of 2002, or 48.5 percent of net revenue in 2003 versus 45.2 percent of net revenue in 2002. On a pro forma basis, SG&A expenses for the first six months of 2002 were $123.6 million or 49.1 percent of net revenue.

In the second quarter of 2003, research and development expenses were $9.0 million, or 5.9 percent of net revenue compared to $7.9 million or 5.7 percent in the second quarter of 2002. AMO’s increased investment in R&D demonstrates the Company’s continued commitment to innovation and technological leadership. For the first six months of 2003, research and development expenses were $17.7 million, or 6.3 percent of net revenue compared to $14.9 million or 5.9 percent of net revenue for the first six months of 2002.

Non-operating expenses in the second quarter of 2003 were $9.2 million compared to $6.2 million in the second quarter of 2002. Interest expense was $9.7 million, which included $4.6 million of costs associated with the early retirement of debt. On a pro forma basis, interest expense was $5.1 million and $5.5 million for the second quarters of 2003 and 2002, respectively. Non-operating expenses for the first six months of 2003 were $14.1 million compared to $7.1 million in the first six months of 2002. On a pro forma basis, the non-operating expenses for the first six months of 2003 were $9.9 million compared to $10.6 million in the first six months of 2002.

- more -

AMO 2003 Second Quarter Operating Results – Page 4

As of June 27, 2003, AMO’s cash and equivalents balance was $148.1 million and principal amount of long term debt was $345.5 million. Other balance sheet items include net accounts receivable of $132.4 million, inventory of $44.9 million and working capital (excluding cash) of $94.4 million. Depreciation and amortization for the quarter was $3.7 million.

The tax expense for the second quarter of 2003 was $3.0 million compared to $4.0 million in the second quarter of 2002, or an effective tax rate of 41 percent versus 38 percent. The tax rate in the quarter was impacted by the Company’s recapitalization effort. As a result, AMO is reviewing its taxation of foreign income which may have the effect of lowering the overall tax rate in the second half of 2003.

The following is a discussion of AMO’s ophthalmic surgical and eye care businesses.

Ophthalmic Surgical

Continuing its steady performance, ophthalmic surgical revenue for the second quarter of 2003 was $78.3 million compared to $70.9 million in the second quarter of 2002, a 10.4 percent increase. Excluding the effects of currency, growth was 1.3 percent. For the first six months of 2003, ophthalmic surgical revenue was $145.8 million compared to $128.3 million for the first six months of 2002, a 13.6 percent increase. Excluding the effects of currency, surgical revenues grew 4.1 percent.

In the second quarter of 2003, total intraocular lens revenue was $52.0 million, compared to revenue of $46.7 million in the second quarter 2002, an increase of 11.2 percent. Foldable intraocular lens revenue increased 11.4 percent in the second quarter of 2003 over the second quarter of 2002. Strong performance for the quarter was attributable to growth of the Sensar® and the Clariflex® intraocular lenses, both featuring AMO’s patented OptiEdge™ design, and continued market acceptance of the recently-introduced Silver and Emerald series Unfolder® intraocular lens insertion devices.

During the second quarter of 2003, the Company launched and received strong practitioner acceptance of the newest product in its Sovereign® phacoemulsification franchise, the Sovereign®Compact™. The Sovereign®Compact™ is a smaller, portable system. Both the Sovereign® and the Sovereign®Compact™ offer the WhiteStar™ technology, which provides excellent outcomes such as a quicker recovery and improved post-operative visual acuity achieved through smaller incisions in sleeveless, bimanual microphaco and a reduction in energy delivered to the eye during cataract removal.

Eye Care

AMO’s eye care franchise achieved positive revenue performance. In the second quarter of 2003, eye care revenues were $73.8 million compared to revenues of $66.8 million in the second quarter of 2002, a 10.6 percent increase. Excluding the effects of currency, growth was 0.6 percent. For the first six months of 2003, eye care revenue was $137.5 million compared to $123.4 million for the first six months of 2002, an 11.4 percent increase. Excluding the effects of currency, eye care revenues grew 1.0 percent. Revenue gains are primarily attributable to continued growth of AMO’s eye care products in Europe and Japan, where the Company enjoys a strong market position. Additionally, the restructuring of the U.S. sales force continues to have a positive effect on practitioner acceptance of the Company’s eye care product line.

AMO’s COMPLETE® branded product line grew 9.3 percent to $29 million in the second quarter when compared to the second quarter of 2002. During the third quarter, the Company is

- more -

AMO 2003 Second Quarter Operating Results – Page 5

launching COMPLETE®MoisturePLUS™ multi-purpose solution in the North America and European markets. It is the first and only multi-purpose contact lens solution with a unique formulation featuring dual lubricants that helps prevent dryness and irritation associated with contact lens wear while supporting ocular health.

Financial Guidance and Pro Forma Explanation

AMO’s guidance for the second half and full year 2003 earnings per share is provided on a pro forma basis. The guidance excludes pre-tax costs of approximately $18.6 million and $22.5 million associated with the recapitalization and early retirement of debt in the third quarter and full year, respectively, because these costs are unique to the Company’s recapitalization. EPS guidance also excludes the effect of unrealized gains or losses on derivative instruments due to the unpredictability of foreign currency fluctuations. AMO is unable to provide a reconciliation of pro forma EPS to expected reported results due to the unknown effect of foreign currency fluctuations on the fair value of its currency derivatives.

In the second quarter of 2003, the Company recorded an unrealized gain of $19,000 on derivative instruments relating to foreign currency option contracts expiring in 2003. In accordance with SFAS No. 133, the Company records mark-to-market adjustments on these instruments during the life of the contracts.

AMO is providing its earnings results in two formats. The first format presents reported, or GAAP, results for the second quarters and years to date of 2003 and 2002. The second format presents pro forma, or comparable, results for the second quarters and years to date of 2003 and 2002. The pro forma results reflect the adjusted financial statements that include the incremental costs associated with operating an independent company, and exclude the non-recurring costs related to AMO’s spin-off from Allergan, Inc. in June 2002, the unrealized gain or loss on derivative instruments, and early debt extinguishment costs. The Company’s management believes this format is useful for investors to perform more meaningful comparisons of operating results. A reconciliation of reported and pro forma historical results is provided in the attachments to this press release.

Live Webcast & Audio Replay

James V. Mazzo, AMO’s President and Chief Executive Officer, and Richard A. Meier, Corporate Vice President and Chief Financial Officer, will host a live Webcast to discuss second quarter results and future expectations today at 10:00 a.m. EDT. To participate, please visit AMO’s Investors/Media site at http://www.amo-inc.com. Audio replay will be available at approximately 12:00 p.m. (noon) EDT today and will continue through Wednesday, August 13, at 12:00 a.m. (midnight) EDT, at (800) 405-2236 (Passcode 544773#) or by visiting http://www.amo-inc.com.

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and contact lens care products. The Company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands as Phacoflex®, Clariflex®, Array® and Sensar® foldable intraocular lenses, the Sovereign® phacoemulsification system with WhiteStar™ technology and the Amadeus™ microkeratome. Products in the contact lens care

- more -

AMO 2003 Second Quarter Operating Results – Page 6

line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known contact lens care product brands the Company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care®and blink™ branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. OptiEdge is a trademark of Ocular Sciences, Inc.

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,000 worldwide. The Company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the Company’s web site at www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements and forecasts about AMO and its businesses, such as the guidance provided in the second paragraph. Because forecasts are inherently estimates that cannot be made with precision, the Company’s performance may at times differ from its estimates and targets, and the Company often does not know what the actual results will be until after a quarter’s end. Therefore, the Company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the Company.

Statements in this press release regarding AMO’s products’ future performance, future results of recapitalization, the Madrid acquisition, the launch of COMPLETE® Moisture PLUS™ solution, sales growth and any other statements in this press release that refer to AMO’s estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses, including but not limited to changing competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products; product liability claims; the uncertainties associated with intellectual property protection for the Company’s products; the timely closing of the Madrid acquisition; and the potential impact of severe acute respiratory syndrome (SARS) on AMO’s businesses and/or markets. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2002 Form 10-K filed by AMO with the Securities and Exchange Commission on March 14, 2003 and in AMO’s Form 10-Q for the quarter ended March 28, 2003 filed by AMO with the Securities and Exchange Commission on May 5, 2003, also include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available on the World Wide Web at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

- more -

AMO 2003 Second Quarter Operating Results – Page 7

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended			Six Months Ended
(in thousands, except per share amounts)	June 27, 2003	June 28, 2002		June 27, 2003	June 28, 2002
Net sales:
Ophthalmic surgical	$78,308	$70,901		$145,825	$128,313
Eye care	73,828	66,777		137,487	123,363

	152,136	137,678		283,312	251,676
Cost of sales	56,697	53,419		106,717	97,696

Gross profit	95,439	84,259		176,595	153,980
Selling, general and administrative	69,899	59,615		137,507	113,785
Research and development	8,956	7,884		17,740	14,868

Operating income	16,584	16,760		21,348	25,327

Non-operating expense (income):
Interest expense	9,703	1,485		14,554	2,166
Unrealized loss (gain) on derivative instruments	(19)	1,719		282	1,931
Other, net	(499)	2,976		(735)	3,027

	9,185	6,180		14,101	7,124

Earnings before income taxes	7,399	10,580		7,247	18,203
Provision for income taxes	3,030	4,020		2,971	6,917

Net earnings	$4,369	$6,560		$4,276	$11,286

Net basic earnings per share	$0.15	$0.23		$0.15	$0.39

Net diluted earnings per share	$0.15	$0.23		$0.14	$0.39

Weighted average number of shares outstanding:
Basic	29,018	28,724	(a)	28,887	28,724	(a)
Diluted	29,955	28,978	(a)	29,824	28,978	(a)

(a)	Computed based on the 28,723,512 shares outstanding on June 29, 2002, the date of the spin-off, as the average number of shares for the period. Diluted shares outstanding includes the dilutive effect of approximately 254,000 shares resulting from the assumed exercise of approximately 1.4 million stock options converted from Allergan stock options as of June 29, 2002. The presentation of earnings per share for the three and six months ended June 28, 2002 is for additional analysis purposes only as the Company's earnings were part of Allergan's earnings through the spin-off date.

- more -

AMO 2003 Second Quarter Operating Results – Page 8

Advanced Medical Optics, Inc.

Pro Forma Condensed Consolidated Statements of Operations (1)

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
Net sales:
Ophthalmic surgical	$78,308	$70,901	$145,825	$128,313
Eye care	73,828	66,777	137,487	123,363

	152,136	137,678	283,312	251,676
Cost of sales(2)	56,697	52,561	106,717	98,538

Gross profit	95,439	85,117	176,595	153,138
Selling, general and administrative(3)	69,899	62,478	137,507	123,563
Research and development(3)	8,956	8,084	17,740	15,268

Operating income	16,584	14,555	21,348	14,307

Non-operating expense (income):(4)
Interest expense	5,116	5,523	9,967	11,043
Other, net	171	(474)	(65)	(423)

	5,287	5,049	9,902	10,620

Earnings before income taxes	11,297	9,506	11,446	3,687
Provision for income taxes	4,635	3,612	4,693	1,401

Net earnings	$6,662	$5,894	$6,753	$2,286

Net basic earnings per share	$0.23	$0.21	$0.23	$0.08
Net diluted earnings per share	$0.22	$0.20	$0.23	$0.08

(1)	The Pro Forma Condensed Consolidated Statements of Operations exclude certain non-recurring items and include pro forma adjustments to reflect the estimated incremental costs associated with being an independent public company. See below for additional detail.

(2)	The three- and six-month periods ended June 28, 2002 exclude the write-off of $2,558 of inventory deemed unusable due to the Company's spin-off from Allergan and include quarterly adjustments of $1,700 to reflect the estimated incremental costs resulting from an agreed to mark-up on costs for certain products to be manufactured and supplied by Allergan.

(3)	The three- and six-month periods ended June 28, 2002 exclude duplicate operating expenses of $6,461 and $8,282, respectively, associated with the Company's spin-off from Allergan and include adjustments of $9,524 and $18,460, respectively, to reflect the estimated incremental costs associated with being an independent public company.

(4)	The three- and six-month periods ended June 29, 2003 exclude the unrealized non-cash (gain) loss on foreign currency derivative instruments of ($19) and $282, respectively. Additionally, the three- and six-month periods ended June 29, 2003 exclude the write-off of debt issuance costs of $2,411, a realized loss on an interest rate swap of $2,176 and a foreign currency gain of $670 associated with the prepayment of the term loan.

The three- and six-month periods ended June 28, 2002 exclude the unrealized non-cash loss on foreign currency derivative instruments of $1,719 and $1,931, respectively. Additionally, the three- and six-month periods ended June 28, 2002 exclude early debt extinguishment costs of $3,450 associated with the prepayment of debt in Japan with a portion of the proceeds from the senior subordinated notes and senior credit facility. The 2002 periods presented include adjustments to reflect the increase in estimated interest expense, including the amortization of the original issue discount, and the amortization of debt origination fees and expenses associated with the Company's issuance of senior subordinated notes and the Company's new credit facility. Such adjustments were $4,038 and $8,877 in the three- and six-month periods ended June 28, 2002, respectively. The 2002 adjustments include the benefit of interest rate swaps entered into to hedge portions of the senior subordinated notes and borrowing under the credit facility.

###